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                                                                   Exhibit 10.32


AN AGREEMENT made the 24th day of July, 1995,

BETWEEN:        CAYMAN WATER COMPANY LIMITED,
                a Cayman company ("CWC")

AND:            GALLEON REACH RESORT LIMITED,
                carrying on business as WESTIN HOTEL ("the Consumer")


THE PARTIES AGREE that:



1. This Agreement will come into effect on a date not later than October 15, 1995, ("the effective date"), specified by the Consumer by notice delivered to CWC at least thirty days before the effective date.

2. CWC will supply potable water by pipe to the Customer's property known as "The Westin Hotel" ("the Property") on the terms and conditions specified in this Agreement and in the Schedule.

3. For the purpose of this Agreement, the Customer is deemed to be the owner or his agent of the Property to which CWC is to supply water. The Consumer must settle bills of account for the supply of water within the prescribed periods.

         CWC must bill the Consumer monthly for water supplied. The Consumer must pay invoices in full on the later of:

         a.       ten (10) days after the invoice date, or

         b. the 25th day of the month following the month in respect of which the invoice relates.

         The Consumer must pay interest on overdue amounts at the rate of 1% over the New York prime rate for U.S. dollars quoted by the Royal Bank of Canada, Grand Cayman main branch, calculated from the due date to the date of payment, with monthly rests.

4. CWC must supply at least one main meter to the Property in accordance with clause 9. The Consumer may supply and install individual meters within the Property. CWC will bill the Customer based on the readings of the main meter or meters and it will be the Customer's responsibility to deal with any tenants or guests.

5.       CWC need not supply water if:



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         (1)      the Consumer does not pay the charges payable under this
                  Agreement by the due date or

         (2) there is any deficiency in CWC's source of supply of water due to any contingency affecting its machinery, and works or due to any accidental or other interruption of its water supply.

6. CWC will have such rights of access to the Property as are necessary for constructing, maintaining and operating its water supply BUT it must repair any damage done by its servants or agents in the exercise of those rights of access.

7.       (1)      The Consumer must pay CWC at its offices at P.O. Box 1114,
                  Grand Cayman, for water supplied at the rates specified in the Schedule and in this Agreement adjusted annually as provided in this Agreement. The rate specified in the Schedule includes a royalty of 7.5% payable to the Government of the Cayman
                  Islands ("Government"). If CWC obtains any concession from Government on this royalty in respect of water which it supplies to the Consumer, CWC must give the Consumer a corresponding rebate in the rates. The Consumer is also subject to the minimum monthly charges specified in the Schedule.

         (2) Except during the first twelve calendar months of this Agreement, the Consumer must pay minimum charges even if it makes no use at all of CWC's water supply or if it uses less than the specified minimum quantity per month.

8. CWC must supply at least an average of thirty thousand (30,000) United States gallons of water per day in every calendar month or such other amount as the parties agree. The maximum amount of water that CWC must supply:

         (1) in any 24 hour period is sixty thousand (60,000) United States gallons; and

         (2) in any calendar month is sixty thousand (60,000) United States gallons multiplied by the number of days in that calendar month.

         If the Consumer draws more than 60,000 United States gallons in any 24 hour period, or more than the number of United States gallons specified in (2) of this clause in any calendar month, CWC may in its discretion disconnect the supply. CWC will bill any volume of water which the Consumer draws in any month in excess of the contractual maximum at the then prevailing rate in CWC's Seven Mile Beach licence area.

9. CWC must furnish, fix and maintain in good repair a meter or meters for determining the quantity of water used by the Consumer. The Consumer must pay the rental specified in the Schedule for the use of the meter or meters, which will remain the property of CWC. If any meter is damaged by the Consumer, its servants, agents or invitees, CWC must repair or replace the meter but at the Consumer's expense. CWC




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         will charge the Consumer for water used based on the average water consumption of the previous twelve (12) months when the defective meter was working, pro rata for the period when the meter was not recording.

10.      (a)      On executing this Agreement, the Consumer must provide CWC with a letter of credit in favour of CWC to cover a security deposit equal to the cost of the maximum daily supply at the date of this Agreement multiplied by fifty-five (55)
                  (US$41,316.00), increasing that security deposit by increasing the letter of credit from time to time as necessary so that the amount secured is at all times equal to the cost of the daily maximum supply multiplied by fifty-five (55). The
                  Consumer must maintain the deposit in accordance with this clause until this Agreement ends.

         (b) If at any time during the subsistence of this Agreement, the Consumer is in breach of any of its obligations under it, CWC may make a claim under the letter of credit for the amount due to it at that time. If CWC does so, the Consumer must do all things necessary to restore the amount secured by the letter of credit to the amount referred to in (a) above and (if the letter of credit was not sufficient to satisfy the Consumer's obligations to CWC) pay the remaining amount owing to CWC all within seven days.

         (c) If at the time, when this Agreement ends the Consumer is in compliance with all its obligations under it, CWC must, if necessary, release the letter of credit on request by the Consumer and at its expense.

11. Subject as stated in the Schedule, CWC must deliver water to the Property at the pressure, from time to time, in its water system. The Consumer must bear the cost of constructing and operating storage and pressure boosting facilities on the Property.

12. The quality of water that CWC supplies must be within its present standards required by its licence which are a maximum of 500 mg/L total dissolved solids. If at any time Government requires CWC to supply water of a higher quality, then CWC will make an appropriate price adjustment to the cost of water supplied, which it will agree with Government before supplying higher quality water.

13. On January 1 in each year, CWC will adjust the water charges by the formula based on the change in the previous year of the Cayman Islands Government Consumer Price Index and the United States Producer Price Index for Industrial Commodities as at each September 30, as set out in its licence. (The Cayman Index weighs the formula by 40% and the U.S. Index by 60%). CWC may from time to time increase its charges to the extent permitted by its licence from the Cayman Islands Government.

14. CWC must lay the necessary water lines to the boundary of the Property at a location to be determined by CWC. The Consumer must pay the cost of connecting the Property

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         to CWC's line. The connections must be made by or under the supervision of an employee of CWC. The Consumer must not interfere with CWC water mains, control valves or meters and must not connect any water pump or other apparatus direct to the water line provided by CWC at any time.

15. All pipes for water supply on the Property must be fitted at the meter with screw-down shut-off valves or equivalent at the Consumer's expense.

16. The water supply service must be used only by the Consumer or his tenants or guests and must not be re-sold or otherwise supplied to third parties, either within or outside the boundaries of the Property.

17. Notwithstanding that CWC has connected any water supply to a hydrant or sprinkler system on the Property, it is expressly agreed that CWC will be under no obligation to provide water for fire fighting purposes, at any time whatever or under any circumstances, and will only supply water for those purposes if it is able to do so, and will not be liable for any damage to the Property whatever caused by fire or any related cause.

18.      Subject to Clause 10, the term of this Agreement is ten (10) years.

19. CWC may end this Agreement at any time without notice if any amount due to CWC under this Agreement remains unpaid seven (7) days after a demand in writing, addressed to the Customer, has been left at the Property.

                                    SCHEDULE

                Minimum water pressure 30 lbs. per square inch.

WATER TARIFF BASE RATES

Rates apply to amounts for the billing period.

o Water Charges                 US$12.52/1000 U.S. gallons (KUSG)

Minimum Monthly Charge is for 30,000 U.S. gallons per day multiplied by the number of days in each calendar month, or such other amount as the parties agree.

METER CHARGES

 Size                     Monthly Rental              Reconnection Fee**
 ----                     --------------              ------------------

 3/4"                        CI$ 3.50                   CI$ 50.00
  1"                         CI$ 5.00                   CI$ 75.00





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  1 1/2"                     CI$ 7.50                   CI$110.00
  2"                         CI$10.00                   CI$150.00
  3"                         CI$15.00                   CI$225.00
  4"                         CI$25.00                   CI$300.00
  6"                         CI$40.00                   CI$350.00



** This charge relates to work completed by CWC employees outside the boundaries of the Property. Any work carried out by CWC employees within the boundaries at the Consumer's request must be charged to the Consumer at cost plus thirty percent (30%). Such work will be undertaken entirely at CWC's discretion and must be previously requested in writing.

PLEASE NOTE:

Under The Water (Production and Supply) Law, 1979 (Law 15 of 1979) whoever unlawfully interferes with CWC's water system or obstructs the execution of any works by an employee of CWC in his duties as such is guilty of an offence, and may be liable to be fined in accordance with provisions of the Law.

SIGNED by the Consumer in the   )            GALLEON BEACH RESORT LIMITED
the presence of:                )
                                )
                                )
                                )
/s/ Mary Cooper                 )            Per: /s/ [illegible]
------------------------------- )                -------------------------------




SIGNED on behalf of CAYMAN      )            CAYMAN WATER COMPANY
WATER COMPANY LIMITED           )            LIMITED
in the presence of:             )
                                )
                                )
                                )
/s/ Alexander Stephen Bodden    )            Per: /s/ Peter D. Ribbins
------------------------------- )                -------------------------------








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